Exhibit 10.2
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
          AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Employment Agreement”), dated as of December 15, 2008 (the “Effective Date”), by and between Chindex International, Inc., a Delaware corporation (the “Company” or “Chindex”), and Elyse Beth Silverberg (“Employee”).
          WHEREAS, the Company and Employee entered into an Employment Agreement (the “Original Employment Agreement”) dated as of March 1, 2006 (the “Commencement Date”); and
          WHEREAS, the Company and Employee desire to amend and restate the Original Employment Agreement in accordance with the terms set forth herein; and
          WHEREAS, the Company desires that Employee enter into this Employment Agreement, and Employee desires to enter into this Employment Agreement, on the terms and conditions set forth herein;
          NOW THEREFORE, the parties hereto agree as follows:
Section 1. Duties; Term.
          (a) The Company agrees to employ Employee, and Employee agrees to be so employed, in the position of Executive Vice President (EVP) of the Company, reporting to the Chief Executive Officer (CEO) of the Company. Employee agrees to perform such duties, functions and responsibilities as are generally incident to such position, for a period commencing on the Effective Date and ending on December 31, 2013, unless sooner terminated in accordance with Section 4 hereof (the “Term”). Employee agrees to faithfully perform the lawful duties assigned to Employee pursuant to this Employment Agreement to the best of Employee’s abilities. Employee shall be subject to all laws, rules, regulations and policies as are from time to time applicable to employees of the Company and, in the case of rules or policies adopted by the Company, communicated to Employee in writing.
          (b) Notwithstanding the foregoing, Employee may (i) serve on civic or charitable boards or not-for-profit industry related organizations, (ii) engage in charitable, civic, educational, professional, community and/or industry activities without remuneration therefor and (iii) manage personal and family investments, so long as such activities do not interfere with performance of Employee’s duties under the Employment Agreement. Employee also may serve on the board of directors or advisory committee of other for-profit enterprises subject to the consent of the Company’s Board of Directions (the “Board”), which shall not unreasonably be withheld; provided, however, that Employee shall not serve on more than two such boards at the same time.
          (c) Employee shall devote substantially all Employee’s working time, attention, best efforts and ability during regular business hours exclusively to the service of the Company, its affiliates and its subsidiaries during the term of this Agreement.

Section 2. Compensation.
          (a) Annual Salary. As compensation for Employee’s services hereunder, the Company shall pay to Employee an initial annual salary at the rate of One Million, Nine Hundred Eighty Nine Thousand, Nine Hundred Chinese Renminbi (RMB 1,989,900) per annum, payable in accordance with the Company’s standard payroll policies (the “Annual Salary”). The Annual Salary shall be reviewed by the Company each December during the Term, and shall be subject to such increases (but not decreases) as the Company may determine, taking into consideration the Company’s and Employee’s performance during the preceding year as well as increases in the cost of living and other factors.
          (b) Bonus. The Company shall also pay Employee annual bonus compensation (“Bonus Compensation”) based on the success of business operations and the pre-tax profits of the Company and upon the performance of the Employee in accordance with the Company’s Executive Management Incentive Program or other then-existing bonus program. Any annual Bonus Compensation earned shall be paid in cash as soon as reasonably practicable after the end of the fiscal year for which such bonus was earned, and in any event not later than six months after the end of such fiscal year, unless the Compensation Committee of the Board determines (at a time and in a manner that complies with Section 409A of the U. S. Internal Revenue Code (“Section 409A”)) that payment shall be made at a later date and/or in a different form.
          (c) Long-term Equity Incentive Compensation. In addition to stock options and other equity awards previously granted pursuant to the terms of the Chindex International, Inc. 1994 Stock Option Plan, the Chindex International, Inc. 2004 Stock Incentive Plan, and the Chindex International, Inc. 2007 Stock Incentive Plan, and award agreements thereunder, the Company may also grant to Employee unrestricted or restricted stock, stock options, and/or other equity incentive compensation under equity compensation plans of the Company in such form and having such terms as the Compensation Committee of the Board may determine.
Section 3. Benefits; Expense Reimbursement.
          (a) During the Term, Employee shall participate in any group life, accident, sickness and hospitalization insurance, and any other employee benefit plans of the Company in effect during the Term and generally available to the Company’s senior executive officers. Without limiting the generality of the foregoing, during the Term, the Company will provide Employee at its expense with a life insurance policy with a death benefit equal to three (3) times Employee’s Annual Salary, the beneficiary to be named by Employee. Employee shall have the right to reimbursement, upon proper accounting, of reasonable expenses and disbursements incurred by Employee in the course of Employee’s duties hereunder. In addition, during each calendar year of the Term, Employee shall be entitled to no less than five (5) weeks of paid home-leave vacation. In connection with such home-leave vacation the Company shall reimburse Employee for round-trip economy-class air fare for Employee and Employee’s spouse from Beijing to Employee’s home in the United States. In addition, during the Term, Employee shall be entitled to the use of a Company-owned automobile or an allowance to reimburse Employee for Employee’s costs associated with the use of a personal automobile. During the Term Employee shall also be provided a housing allowance of five thousand dollars ($5,000) per month in connection with Employee’s residence outside the United States. Payment or reimbursement of each of the business expenses, air fare, automobile, and housing benefits provided for in this paragraph with respect to any calendar year shall not affect the amount of benefits payable or expenses eligible for reimbursement in any other calendar year, and such benefits and reimbursements may not be exchanged for cash or another benefit. Payment of the housing allowance and reimbursement for any of the expenses referred to in this paragraph shall be made no later than the March 15 of the calendar year following the calendar year in which such expense is incurred.
          (b) Employee acknowledges that some or all of these benefits may be deemed compensation to Employee and that the Company may withhold from any amounts payable to Employee all federal, state, local and/or other taxes and amounts as shall be required pursuant to law, rule or regulation.
Section 4. Employment Termination.
          (a)(1) At any time during the Term, and except as otherwise provided in Section 4(b) hereof, the Company shall only have the right to terminate this Employment Agreement and Employee’s employment with the Company hereunder, upon written notice to Employee, in the event Employee engages in conduct which constitutes “Cause.” For purposes of this Employment Agreement, Cause shall mean (i) Employee’s willful misconduct in the performance of Employee’s obligations under this Employment Agreement or gross negligence in the performance of Employee’s obligations under this Employment Agreement; (ii) dishonesty or misappropriation by Employee relating to the Company or any of its funds, properties, or other assets; (iii) inexcusable repeated or prolonged absence from work by Employee (other than as a result of, or in connection with, a disability); (iv) any unauthorized disclosure by Employee of confidential or proprietary information of the Company which is reasonably likely to result in material harm to the Company; (v) a conviction of Employee (including entry of a guilty or nolo contendere plea) involving fraud, dishonesty, or moral turpitude, or involving a violation of federal or state securities laws; or (vi) the failure by Employee to attempt to perform faithfully Employee’s duties hereunder, or other material breach by Employee of this Employment Agreement, and such failure or breach is not cured, to the extent cure is possible, by Employee within thirty (30) days after written notice thereof from the Company to Employee; provided, however, that no event or condition described in clauses (i), (ii), (iii), (iv) and (vi) shall constitute Cause unless (x) the Company first gives Employee written notice of its intention to terminate Employee’s employment for Cause and the grounds for such termination no fewer than twenty (20) days prior to the date of termination; and (y) Employee is provided the opportunity to appear before the Board, with or without legal representation at Employee’s election to present arguments on Employee’s own behalf; provided further, however, that notwithstanding anything to the contrary in this Agreement and subject to the other terms of this proviso, the Company may take any and all actions, including without limitation suspension (but not without pay), it deems appropriate with respect to Employee and Employee’s duties at the Company pending such appearance. No act or failure to act on Employee’s part will be considered “willful” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that Employee’s action or omission was in the best interests of the Company.

          (2) If this Employment Agreement and Employee’s employment with the Company hereunder is terminated for Cause, or if Employee voluntarily resigns (which Employee may do at any time) from the Company without Good Reason during the Term, the Company shall pay Employee: (i) a lump sum amount within thirty (30) days after such termination (or such later date as may be required by Section 4(i) hereof) equal to the sum of (A) all earned but unpaid portions of the Annual Salary, (B) payment of or reimbursement for any unpaid housing allowance or unreimbursed business expenses, air fare and automobile expenses incurred by Employee prior to the date of termination or resignation (the “Termination Date”) to which Employee is entitled pursuant to Section 3, and (C) payment for any unused vacation days through the Termination Date; (ii) any earned but unpaid cash Bonus Compensation for a previously completed fiscal year of the Company, which shall be paid at the time paid to active employees, but no later than six months after the end of the fiscal year for which the bonus was earned (or such later date as may be required by Section 4(i) hereof); and (iii) any other amounts or benefits (other than severance, termination or similar pay) required to be paid or provided by law or under any plan, program or policy of the Company, which shall be paid or provided in accordance with the terms of such law, plan, program or policy (or such later date as may be required by Section 4(i) hereof) (the items in clauses (i)(A)-(C), (ii), and (iii) collectively, the “Accrued Amounts”); and following any such termination, Employee shall not be entitled to receive any other compensation or benefits from the Company hereunder, including, without limitation, any portion of the annual Bonus Compensation for the fiscal year in which the Termination Date occurs.
          (b)(1) This Employment Agreement and Employee’s employment with the Company hereunder may also be terminated by the Company without Cause, or by Employee upon the occurrence of an event constituting Good Reason. For purposes of this Employment Agreement, “Good Reason” shall mean (i) any reduction in Employee’s authority, functions, duties, or responsibilities; (ii) any adverse change in Employee’s positions, titles or reporting responsibility (such that Employee reports to a person other than the CEO); (iii) the assignment of duties to Employee that are inconsistent with Employee’s position and status as EVP of the Company; provided, however, that the provisions in clauses (i), (ii), and (iii) of this paragraph shall not include a change in Employee’s authority, functions, duties, responsibilities, positions, titles or reporting responsibility following a Change in Control (as defined in the Company’s 2007 Stock Incentive Plan) solely by virtue of the Company being acquired and made part of a larger entity (as, for example, if Employee is not appointed as Executive Vice President (EVP) of the acquiring corporation, but continues to have a substantially similar level of responsibility over the affairs of the Company following such Change in Control); (iv) a reduction in the Annual Salary during the Term or a material reduction in Employee’s bonus opportunity during the Term; (v) any other material breach of this Employment Agreement by the Company; or (vi) Employee’s relocation by the Company or a successor thereto without Employee’s written consent to a location other than Beijing, China; provided that in the case of (i) through (v) above, the Company has failed to cure the event constituting Good Reason within thirty (30) days following written notice thereof from Employee.
          (2) In the event that Employee’s employment with the Company shall terminate during the Term on account of termination by the Company without Cause, or by Employee with Good Reason, then the Company shall pay or provide to Employee, as Employee’s sole and exclusive remedy hereunder: (A) the Accrued Amounts, which shall be paid or provided at the times set forth in Section 4(a)(2); (B) a pro-rated (based on the number of days employed in the year of termination or resignation) bonus for the fiscal year in which such termination or resignation occurs based on the amount of Bonus Compensation actually earned for such fiscal year by virtue of the achievement of the performance goals established for such fiscal year (a “Pro-Rated Bonus”), which shall be paid (and any equity award component of which shall be granted) at the same time the bonus for that fiscal year is paid to active employees, but not later than six months after the end of such fiscal year (provided, however, that in the event the termination of Employee’s employment with the Company occurs within twelve (12) months following a Change in Control (as defined in the Company’s 2007 Stock Incentive Plan) which is also a change in control event as defined for purposes of Section 409A, the pro-rated bonus provided under this clause (B) shall instead be based on the greater of (i) the average of the Bonus Compensation paid to Employee for the two completed fiscal years immediately preceding the Termination Date and (ii) thirty percent (30%) of the Annual Salary of Employee as of the last day of the most recently completed fiscal year, and such amount shall be paid on the sixtieth (60th) day following the Termination Date (or such later date as may be required by Section 4(i))); (C) (1) group or individual health, sickness and hospital insurance substantially similar to that which Employee was receiving immediately prior to the notice of termination, which obligation to provide insurance shall commence upon such termination of employment and continue until Employee qualifies for Medicare, reaches age 65, dies, notifies the Company that such benefit should cease, or becomes eligible for corresponding benefits in connection with new employment, whichever occurs earliest, and (2) an annuity policy which will provide Employee with payments of five hundred dollars ($500) per month from the date Employee attains age 65 until her death that Employee can use to purchase supplemental health insurance, which annuity policy shall be delivered to Employee on the sixtieth (60th) day following the Termination Date (or such later date as may be required by Section 4(i))); (D) Three hundred percent (300%) of the sum of (1) the Annual Salary to which Employee would have been entitled if Employee had continued working for the Company for an additional twelve (12) month period following the Termination Date, (2) the amount of annual Bonus Compensation that was paid to Employee for the Company’s fiscal year immediately prior to the fiscal year in which the Termination Date occurs, and (3) the annual housing allowance under Section 3, with the cash amounts payable under this clause (D) being paid to Employee in a lump sum payment on the sixtieth (60th) day following the Termination Date (or such later date as may be required by Section 4(i)); and (E) all unvested equity awards, including without limitation all unvested stock options and all unvested stock grants granted to Employee prior to the Termination Date or pursuant to clause (B) or (D) of this paragraph, shall become vested and exercisable as follows: (1) Unvested equity awards granted prior to the Termination Date shall vest and become exercisable on the Termination Date (or, to the extent provided in the respective grant letter, upon Employee’s execution of the Release referred to in Section 24 hereof and expiration of any applicable revocation period, provided such Release has not been revoked); (2) equity awards granted pursuant to clause (D) of this paragraph shall be granted and shall vest and become exercisable upon Employee’s execution of the Release referred to in Section 24 hereof and expiration of any applicable revocation period, provided such Release has not been revoked; (3) equity awards granted pursuant to clause (B) of this paragraph shall vest and become exercisable upon the date of grant of such awards, provided that Employee has executed the Release referred to in Section 24 hereof and such Release has not been revoked within any applicable revocation period; (4) Employee shall have a period of ninety (90) days following the

Termination Date, or in the case of stock options granted under clause (B), 90 days following the date of grant (or, in each case, such longer exercise period as may be provided in the respective option grant, but in no event past the respective expiration term of the option grant) to exercise all stock options granted under any of the Company’s plans then exercisable or which become exercisable pursuant to this clause (E); and (5) to the extent clause (B) or (D) of this paragraph would call for the grant of restricted stock or restricted stock units, the Company shall instead deliver fully vested shares of common stock of the Company on the day after the expiration of any applicable revocation period after Employee’s execution of the Release referred to in Section 24 provided such Release has not been revoked within such period, or such later date as may be required by Section 4(i). Notwithstanding the foregoing provisions of this paragraph: (1) the payments and equity grants provided for in clause (D) shall be contingent upon Employee’s continued compliance with Sections 5 and 6 hereof (except that Employee shall not be deemed for purposes of this Section 4(b) not to have been in compliance with Section 6 solely as a result of an unintentional disclosure of confidential information) and Employee shall be obligated to repay all such payments (and value realized from such equity grants) upon determination by the Board that Employee has failed to comply as such with Sections 5 or 6 hereof; (2) all of the payments and benefits provided for in this Section 4(b)(2) other than those provided for in clauses (A) and (C)(1) shall be subject to Employee’s execution of the Release referred to in Section 24 within the time period set forth therein and Employee’s failure to revoke such Release within any applicable revocation period; and (3) the benefits continuation provided for in clause (C)(1) above shall terminate if the Release referred to in Section 24 has not been executed within the time period provided in Section 24 or has been revoked within any applicable revocation period.
          (c) In the event that Employee becomes entitled to one or more payments (with a “payment” including, without limitation, the vesting of an option or other non-cash benefit or property, whether pursuant to the terms of this Employment Agreement or any other plan, arrangement or agreement with the Company or any affiliated company) (the “Total Payments”), which are or become subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”) (or any similar tax that may hereafter be imposed) (the “Excise Tax”), the Company shall pay to Employee at the time specified below an additional amount (the “Gross-up Payment”) (which shall include, without limitation, reimbursement for any penalties and interest that may accrue in respect of such Excise Tax) such that the net amount retained by Employee, after reduction for any Excise Tax (including any penalties or interest thereon) on the Total Payments and any federal, state and local income or employment tax and Excise Tax on the Gross-up Payment provided for by this section 4(c), but before reduction for any federal, state or local income or employment tax on the Total Payments, shall be equal to the sum of (a) the Total Payments, and (b) an amount equal to the product of any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Gross-up Payment in Employee’s adjusted gross income multiplied by the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Gross-up Payment is to be made.
          (d) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax pursuant to subsection (c) above,
          (i) the Total Payments shall be treated as “parachute payments”

within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the written opinion of independent compensation consultants or auditors of nationally recognized standing selected by the Company and reasonably acceptable to Employee (“Independent Auditors”), the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax,
          (ii) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (i) above), and
          (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s Independent Auditors appointed pursuant to clause (i) above in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
          (e) For purposes of determining the amount of the Gross-up Payment, Employee shall be deemed (A) to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made; (B) to pay any applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Employee’s adjusted gross income); and (C) to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-up Payment in Employee’s adjusted gross income. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, Employee shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to Employee or otherwise realized as a benefit by Employee) the portion of the Gross-up Payment that would not have been paid if such Excise Tax had been applied in initially calculating the Gross-up Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess is finally determined. The Gross-up Payment provided for above shall be paid on the thirtieth day (or such earlier date as the Excise Tax becomes due and payable to the taxing authorities) after it has been determined that the Total Payments (or any portion thereof) are subject to the Excise Tax (or such later date as may be required by Section 4(i)); provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Employee on such day an estimate, as determined by the Company’s Independent Auditors appointed pursuant to clause (i) above, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess amount, together with interest at the rate provided in Section 1274(b)(2)(B) of the Code, shall be repaid by Employee to the Company within five (5) days after notice from the Company of such determination. If more than one Gross-up Payment is made, the amount of each Gross-up Payment shall be computed so as not to duplicate any prior Gross-up Payment. The Company shall have the right to control all proceedings with the Internal Revenue Service that may arise in connection with the determination and assessment of any Excise Tax and, at its sole option, the Company may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority in respect of such Excise Tax (including any interest or penalties thereon); provided, however, that the Company’s control over any such proceedings shall be limited to issues with respect to which a Gross-up Payment would be payable hereunder and Employee shall be entitled to settle or contest any other issue raised by the Internal Revenue Service or any other taxing authority. Employee shall cooperate with the Company in any proceedings relating to the determination and assessment of any Excise Tax and shall not take any position or action that would materially increase the amount of any Gross-up Payment hereunder. Notwithstanding any other provisions of this Section 4(e), any Gross-up Payment hereunder shall be made no later than the end of the Employee’s taxable year next following the Employee’s taxable year in which the Employee remits the Excise Tax (or interest or penalties thereon) to which the Gross-up Payment relates.
          (f) Except as otherwise provided in this Employment Agreement, Employee shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by Employee as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Employee to the Company, or otherwise.
          (g)(1) This Employment Agreement and Employee’s employment with the Company hereunder shall terminate immediately and automatically upon the death of Employee, and may be terminated by the Company upon the Disability (as defined below) of Employee. For purposes of this Employment Agreement, “Disability” shall mean physical or mental incapacity of a nature which prevents Employee, in the good faith judgment of the Company’s Board of Directors, from performing Employee’s duties under this Employment Agreement for a period of 180 consecutive days or 270 days during any year with each year under this Employment Agreement commencing on each anniversary of the Commencement Date. If this Employment Agreement and Employee’s employment with the Company hereunder is terminated on account of the Employee’s death or Disability, then the Company shall pay Employee, or Employee’s estate, conservator or designated beneficiary, as the case may be, an amount equal to (A) the Accrued Amounts, which shall be paid at the times set forth in Section 4(a)(2); and (B) a pro-rated (based on the number of days employed in the year of termination) bonus for the fiscal year in which such termination occurs based on the greater of (1) the average of the Bonus Compensation paid to Employee for the two completed fiscal years immediately preceding such termination, and (2) thirty percent (30%) of the Annual Salary of Employee as of the last day of the most recently completed fiscal year, which shall be paid in a lump sum on the sixtieth (60th) day following the Termination Date (or such later date as may be required by Section 4(i)); and following any such termination, neither Employee, nor Employee’s estate, conservator or designated beneficiary, as the case may be, shall be entitled to receive any other compensation or benefits from the Company hereunder. Notwithstanding the foregoing, in the event of termination on account of Disability, the amount payable under clause (B) of this Section 4(g)(1) shall be subject to the execution by Employee or Employee’s legal representatives of the Release referred to in Section 24 within the time period set forth therein and such person’s failure to revoke such Release within any applicable revocation period.
          (2) This Employment Agreement and Employee’s employment with the Company hereunder shall terminate immediately and automatically upon the expiration of the Term. In such event, the Company shall pay Employee: (A) the Accrued Amounts, which shall be paid at the times set forth in Section 4(a)(2); and (B) a Pro-Rated Bonus (as defined in Section 4(b)(2)), which shall be paid at the same time the bonus for that fiscal year is paid to active employees (or such later date as may be required by Section 4(i)), but not later than six months after the end of such fiscal year; and following any such termination, Employee shall not be entitled to receive any other compensation or benefits from the Company hereunder; provided, however, that if the Company has not, prior to expiration of the Term, offered to renew this Employment Agreement on commercially reasonable terms as determined by the Company in good faith, then the Company shall also pay or provide to Employee (C) group life, sickness, hospitalization and accident insurance benefits equivalent to those to which Employee would have been entitled if Employee had continued working for the Company for an additional twelve (12) month period commencing upon such termination and continuing for a twelve (12) month period, and (D) the Annual Salary to the same extent to which Employee would have been entitled if Employee had continued working for the Company for an additional twelve (12) month period. The payment provided for in clause (D) above shall be made in a lump sum payment on the sixtieth (60th) day following the Termination Date (or such later date as may be required by Section 4(i)); provided that (1) the payment provided for in clause (D) shall be contingent upon Employee’s continued compliance with Sections 5 and 6 hereof (except that Employee shall not be deemed for purposes of this Section 4(g)(2) not to have been in compliance with Section 6 solely as a result of an unintentional and immaterial disclosure of confidential information) and Employee shall be obligated to repay such payment in its entirety upon determination by the Board that Employee has failed to comply as such with Sections 5 or 6 hereof; (2) the payments and benefits provided for in clauses (B) and (D) of this Section 4(g)(2) shall be subject to Employee’s execution of the Release referred to in Section 24 hereof within the time period set forth therein and Employee’s failure to revoke such Release within any applicable revocation period; and (3) the benefits continuation provided for in clause (C) shall terminate if the Release referred to in Section 24 has not been executed within the time period provided in Section 24 or has been revoked within any applicable revocation period, or upon Employee’s becoming eligible for corresponding benefits in connection with new employment.
          (h) Upon the termination of this Employment Agreement pursuant to Section 4 hereof, the Company shall have no further obligations under this Employment

Agreement except for amounts and benefits payable pursuant to Section  4 hereof; provided, however, that Sections 5 through 26 hereof shall survive and remain in full force and effect.
          (i) Notwithstanding the foregoing provisions of this Section 4, if Employee is a specified employee within the meaning of Section 409A, as determined by the Compensation Committee of the Board in accordance with Section 409A, any amounts payable under this Section 4 which constitute “deferred compensation” within the meaning of Section 409A and which are otherwise scheduled to be paid during the first six months following Employee’s termination of employment (other than any payments that are permitted under Section 409A to be paid within six months following termination of employment of a specified employee) shall be suspended until the six-month anniversary of Employee’s termination of employment (or Employee’s death, if sooner), at which time all payments that were suspended shall be paid to Employee in a lump sum, together with interest on each suspended payment at the prime rate (as reported in the Wall Street Journal) in effect on the date of termination, compounded daily, from the date of suspension to the date of payment. In the event any insurance benefits to be provided under clause (C)(1) of Section 4(b)(2) or clause (C) of Section 4(g)(2) are subject to suspension pursuant to the preceding sentence, Employee shall pay for such insurance during the suspension period and shall be reimbursed by the Company for such amounts, together with interest on each such payment at the rate described in the preceding sentence, at the end of such suspension period. For purposes of Section 409A, each installment or other payment under this Section 4 will be treated as a separate payment. The insurance benefits to be provided under clause (C)(1) of Section 4(b)(2) or clause (C) of Section 4(g)(2) during any calendar year shall not affect the amount of benefits to be provided in any other calendar year, and such benefits may not be exchanged for cash or another benefit. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A).
Section 5. Non-Competition.
          (a) Employee hereby agrees that, during the period from the Commencement Date through the end of the first twelve (12) months after the cessation of Employee’s employment with the Company, Employee will not engage in “Competition” with the Company. For purposes of this Employment Agreement, Competition by Employee shall mean Employee’s engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting Employee’s name to be used in connection with the activities of any other business or organization anywhere in the World which primarily engages in the business of providing health care services or selling health care products in China (a “Competing Business”); provided, however, that, notwithstanding the foregoing, it shall not be a violation of this Section 5(a) for Employee to (x) become the registered or beneficial owner of up to three percent (3%) of any class of the capital stock of a competing corporation, provided that Employee does not otherwise participate in the business of such corporation or (y) work in a non-competitive business of a company which is carrying on a Competing Business, the revenues of which represent less than twenty percent (20%) of the consolidated revenues of that company, or, as a result thereof, owning compensatory equity in that company.

          (b) Employee hereby agrees that, during the period from the Commencement Date through the end of the first twelve (12) months after the cessation of Employee’s employment with the Company, Employee will not solicit for employment or hire, in any business enterprise or activity, any employee of the Company who was employed by the Company during the Term; provided, the foregoing shall not be violated by general advertising not targeted at Company employees nor by serving as a reference upon request.
Section 6. Confidentiality; Intellectual Property.
          (a) Except as otherwise provided in this Employment Agreement, at all times during and after the Term, Employee shall keep secret and retain in strictest confidence, any and all confidential information relating to the Company, and shall use such confidential information only in furtherance of the performance by Employee of Employee’s duties to the Company and not for personal benefit or the benefit of any interest adverse to the Company’s interests. For purposes of this Employment Agreement, “confidential information” shall mean any information including without limitation plans, specifications, models, samples, data, customer lists and customer information, computer programs and documentation, and other technical and/or business information, in whatever form, tangible or intangible, that can be communicated by whatever means available at such time, that relates to the Company’s current business or future business contemplated during the Term, products, services and development, or information received from others that the Company is obligated to treat as confidential or proprietary (provided that such confidential information shall not include any information that (a) has become generally available to the public or is generally known in the relevant trade or industry other than as a result of an improper disclosure by Employee, or (b) was available to or became known to Employee prior to the disclosure of such information on a non-confidential basis without breach of any duty of confidentiality to the Company), and Employee shall not disclose such confidential information to any Person other than the Company, except with the prior written consent of the Company, as may be required by law or court or administrative order (in which event Employee shall so notify the Company as promptly as practicable), or in performance of Employee’s duties hereunder. Further, this Section 6(a) shall not prevent Employee from disclosing Confidential Information in connection with any litigation, arbitration or mediation to enforce this Employment Agreement, provided that such disclosure is necessary for Employee to assert any claim or defense in such proceeding.
          (b) Upon termination of the Term for any reason, Employee shall return to the Company all copies, reproductions and summaries of confidential information in Employee’s possession and erase the same from all media in Employee’s possession, and, if the Company so requests, shall certify in writing that Employee has done so. All confidential information is and shall remain the property of the Company (or, in the case of information that the Company receives from a third party which it is obligated to treat as confidential, then the property of such third party); provided, however, that Employee shall be entitled to retain copies of (i) information showing Employee’s compensation or relating to reimbursement of expenses, (ii) information that is required for the preparation of Employee’s personal income tax return, (iii) documents provided to Employee in Employee’s capacity as a participant in any employee benefit plan, policy or program of the Company and (iv) this Employment Agreement and any other agreement by and between Employee and the Company with regard to Employee’s employment or termination thereof.

          (c) All Intellectual Property (as hereinafter defined) and Technology (as hereinafter defined) created, developed, obtained or conceived of by Employee during the Term, and all business opportunities presented to Employee during the Term, shall be owned by and belong exclusively to the Company, provided that they reasonably relate to any of the business of the Company on the date of such creation, development, obtaining or conception, and Employee shall (i) promptly disclose any such Intellectual Property, Technology or business opportunity to the Company, and (ii) execute and deliver to the Company, without additional compensation, such instruments as the Company may require from time to time to evidence its ownership of any such Intellectual Property, Technology or business opportunity. For purposes of this Employment Agreement, (x) the term “Intellectual Property” means and includes any and all trademarks, trade names, service marks, service names, patents, copyrights, and applications therefor, and (y) the term “Technology” means and includes any and all trade secrets, proprietary information, invention, discoveries, know-how, formulae, processes and procedures.
Section 7. Covenants Reasonable.
          The parties acknowledge that the restrictions contained in Sections 5 and 6 hereof are a reasonable and necessary protection of the immediate interests of the Company, and any violation of these restrictions could cause substantial injury to the Company and that the Company would not have entered into this Employment Agreement, without receiving the additional consideration offered by Employee in binding Employee to any of these restrictions. In the event of a breach or threatened breach by Employee of any of these restrictions, the Company shall be entitled to apply to any court of competent jurisdiction for an injunction restraining Employee from such breach or threatened breach; provided, however, that the right to apply for an injunction shall not be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach.
Section 8. No Third Party Beneficiary.
          This Employment Agreement is not intended and shall not be construed to confer any rights or remedies hereunder upon any Person, other than the parties hereto or their permitted assigns (including, without limitation, Employee’s estate following Employee’s death). “Person” shall mean an individual, corporation, partnership, limited liability company, limited liability partnership, association, trust or other unincorporated organization or entity.
Section 9. Notices.
          Unless otherwise provided herein, any notice, exercise of rights or other communication required or permitted to be given hereunder shall be in writing and shall be given by overnight delivery service such as Federal Express, telecopy (or like transmission) or personal delivery against receipt, or mailed by registered or certified mail (return receipt requested), to the party to whom it is given at such party’s address set forth below such party’s name on the signature page or such other address as such party may hereafter specify by notice to the other party hereto. Any notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by telecopy or like transmission or on the next business day when sent by overnight delivery service.

Section 10. Representations.
          The Company hereby represents and warrants that the execution and delivery of this Employment Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all necessary corporate action of the Company.
Section 11. Withholding.
          Anything to the contrary notwithstanding, all payments required to be made by the Company to the Employee, her transferee or her beneficiaries, including her estate, shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.
Section 12. Amendment.
          This Employment Agreement may be amended only by a written agreement signed by the parties hereto.
Section 13. Binding Effect.
          The rights and duties under this Employment Agreement are not assignable by Employee other than as a result of Employee’s death. None of Employee’s rights under this Employment Agreement shall be subject to any encumbrances or the claims of Employee’s creditors. This Employment Agreement shall be binding upon and inure to the benefit of the Company and any successor organization which shall succeed to the Company by merger or consolidation or operation of law, or by acquisition of all or substantially all of the assets of the Company (provided that a successor by way of acquisition of assets shall have undertaken in writing to assume the obligations of the Company hereunder).
Section 14. Governing Law.
          This Employment Agreement shall be governed by and construed in accordance with the internal laws of the State of California applicable to contracts to be performed wholly within the state and without regard to its conflict of laws provisions.
Section 15. Severability.
          If any provision of this Employment Agreement, including those contained in Sections 5 and 6 hereof, shall for any reason be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby. Moreover, if any one or more of the provisions of this Employment Agreement, including those contained in Sections 5 and 6 hereof, shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowable by applicable law. To the extent permitted by applicable law, each party hereto waives any provision of law that renders any provision of this Employment Agreement invalid, illegal or unenforceable in any way.

Section 16. Execution in Counterparts.
          This Employment Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.
Section 17. Entire Agreement.
          This Employment Agreement sets forth the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.
Section 18. Titles and Headings.
          Titles and headings to Sections herein are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of any of the provisions of this Employment Agreement.
Section 19. Conflicts of Interest.
          Employee specifically covenants, warrants and represents to the Company that Employee has the full, complete and entire right and authority to enter into this Employment Agreement, that Employee has no agreement, duty, commitment or responsibility of any kind or nature whatsoever with any corporation, partnership, firm, company, joint venture or other entity or other Person which would conflict in any manner whatsoever with any of Employee’s duties, obligations or responsibilities to the Company pursuant to this Employment Agreement, that Employee is not in possession of any document or other tangible property of any other Person of a confidential or proprietary nature which would conflict in any manner whatsoever with any of Employee’s duties, obligations or responsibilities to the Company pursuant to Employee’s Employment Agreement, and that Employee is fully ready, willing and able to perform each and all of Employee’s duties, obligations and responsibilities to the Company pursuant to this Employment Agreement.
Section 20. Consent to Jurisdiction.
          Employee hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in the City of New York in any action or proceeding to enforce the provisions of this Employment Agreement, and waives the defense of inconvenient forum to the maintenance of any such action or proceeding.
Section 21. Indemnification.
          The Company has entered into an indemnification agreement with Employee (the “Indemnification Agreement”) and shall both during and, while potential liability exists, after the Term continue to provide Employee with rights to indemnification which are no less favorable than the rights provided to Employee under the Indemnification Agreement.

Section 22. Liability Insurance.
          The Company shall cover Employee under directors and officers liability insurance both during and, while potential liability exists, after the Term in the same amount and to the same extent as the Company generally provides to its other senior executive officers and directors. This provision shall in all events survive any termination of this Employment Agreement.
Section 23. No Duty to Mitigate.
          Employee shall have no duty to mitigate or offset any amounts payable by the Company to Employee hereunder.
Section 24. Release.
          As a condition to the obligation of the Company to make the payments provided for in this Employment Agreement and otherwise perform its obligations hereunder to Employee upon termination of Employee’s employment, Employee or Employee’s legal representatives shall deliver to the Company, no later than 45 days after termination of Employee’s employment pursuant to either Section 4(b) or 4(g) (other than due to Employee’s death), a written release, substantially in the form attached hereto as Exhibit A, and the time for revocation of such release shall have expired without the release having been revoked; provided, however, that such release shall be conditioned on the receipt from the Company of a release of Employee, provided that such release from the Company shall not be such a condition and shall be null and void and of no force or effect in the event of any act or omission by Employee that could constitute the basis for termination for Cause or that could be a crime of any kind.
Section 25. Stock Option Exercises.
          Notwithstanding anything to the contrary contained in this Agreement, in the event that Employee’s employment terminates for any reason, the Company shall not, unless required by law or the express terms of the applicable plan or stock option contract relating thereto, impede or delay the exercise of any option to purchase shares of the Company’s common stock granted to Employee pursuant to any plan approved by the Company’s stockholders; it being understood that the stock options granted in connection with termination of Employee’s employment pursuant to Section 4 hereof shall not become exercisable except as provided in Section 4.
Section 26. Section 409A.
          This Agreement is intended to comply with Section 409A and any ambiguities shall be interpreted consistent with such intention. Employee and the Company agree to cooperate to make such amendments to the terms of this Employment Agreement as may be necessary to avoid the imposition of penalties and additional taxes under Section 409A of the Code; provided, however, that the Company agrees that any such amendment shall, to the extent possible without violating Section 409A, provide Employee with economically equivalent payments and benefits.

Section 27. Review of Counsel.
          Employee hereby acknowledges and confirms that Employee is freely entering into this Employment Agreement and that Employee has had an opportunity to consult with an attorney of Employee’s choice in connection with the negotiation and execution of this Employment Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first written above.

/s/ Elyse Beth Silverberg

Elyse Beth Silverberg 2F, Tower B China Arts & Crafts Building 103 Jixiangli, Chaoyangmenwai Chaoyang District Beijing, 100020, P.R. China

CHINDEX INTERNATIONAL, INC.

By:	/s/ Julius Y. Oestreicher

Name:	Julius Y. Oestreicher
Title:	Chairman – Compensation Committee

4340 East West Highway, Suite 1100 Bethesda, Maryland 20814 Telephone No.: (301) 215-7777 Telecopy No.: (301) 215-7719

EXHIBIT A
Form of Release
          This Release (this “Release”) is entered into by Elyse Beth Silverberg (“Employee”) and Chindex International, Inc., a Delaware corporation (the “Company”), effective as                      [DATE] (the “Effective Date”).
          In consideration of the promises set forth in the Amended and Restated Employment Agreement between Employee and the Company, dated as of                     , 2008 (the “Employment Agreement”), Employee and the Company agree as follows:
     1. General Releases and Waivers of Claims.
          (a) Employee’s Release of Company. In consideration of the payments and benefits provided to Employee under the Employment Agreement and after consultation with counsel, Employee and each of Employee’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Employee Parties”) hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (“Company Parties”) from any and all claims, actions, causes of action, rights, judgments, fees and costs (including attorneys’ fees), obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims based upon contract, tort, or under any federal, state, local or foreign law, that the Employee Parties may have, or in the future may possess, arising out of any aspect of Employee’s employment relationship with and service as an employee, officer, director or agent of the Company or any of its subsidiaries or affiliates, or the termination of such relationship or service, that occurred, existed or arose on or prior to the date hereof; provided, however, that Employee does not release, discharge or waive (i) any rights to payments and benefits provided under the Employment Agreement that are contingent upon the execution by Employee of this Release, (ii) any right Employee may have to enforce this Release or the provisions of the Employment Agreement that survive termination of the Employment Agreement, (iii) Employee’s eligibility for indemnification in accordance with any written indemnification agreement, the Company’s certificate of incorporation, bylaws or other corporate governance document, or any applicable insurance policy, with respect to any liability Employee incurred or might incur as an employee, officer or director of the Company, including, without limitation, pursuant to Sections 20 and 21 of the Employment Agreement, or (iv) any claims for accrued, vested benefits under any employee benefit or pension plan of the Company Parties subject to the terms and conditions of such plan and applicable law including, without limitation, any such claims under the Employee Retirement Income Security Act of 1974.
          (b) Executive’s Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to Employee under the Employment Agreement, the Employee Parties hereby unconditionally release and forever discharge the Company Parties from any and all Claims that the Employee Parties may have as of the date Employee signs this Release arising under the Federal Age Discrimination in Employment Act of 1967, as amended,
Chindex - Silverberg Employment Agreement

and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Release, Employee hereby acknowledges and confirms the following: (i) Employee was advised by the Company in connection with Employee’s termination to consult with an attorney of Employee’s choice prior to signing this Release and to have such attorney explain to Employee the terms of this Release, including, without limitation, the terms relating to Employee’s release of claims arising under ADEA; (ii) Employee was given a period of not fewer than 21 days or 45 days, whichever is applicable under applicable law, to consider the terms of this Release and to consult with an attorney of Employee’s choosing with respect thereto; and (iii) Employee knowingly and voluntarily accepts the terms of this Release. Employee also understands that Employee has seven (7) days following the date on which Employee signs this Release within which to revoke the release contained in this paragraph, by providing the Company a written notice of Employee’s revocation of the release and waiver contained in this paragraph.
          (c) Company’s Release of Executive. The Company for itself and on behalf of the Company Parties hereby irrevocably and unconditionally release and forever discharge the Employee Parties from any and all Claims, including, without limitation, any Claims based upon contract, tort, or under any federal, state, local or foreign law, that the Company Parties may have, or in the future may possess, arising out of any aspect of Employee’s employment relationship with and service as an employee, officer, director or agent of the Company or any of its subsidiaries or affiliates, or the termination of such relationship or service, that occurred, existed or arose on or prior to the date hereof, excepting any Claim which would constitute or result from conduct by Employee that could constitute the basis for termination for Cause under the Employment Agreement or could be a crime of any kind. Anything to the contrary notwithstanding in this Release, nothing herein shall release Employee or any other Employee Party from any Claims based on any right the Company may have to enforce this Release or the Employment Agreement.
          (d) No Assignment. Each of the parties represents and warrants that it has not assigned any of the Claims being released under this Release.
     2. Proceedings. Each of Employee and the Company represents and warrants that it has not filed any complaint, charge, claim or proceeding against the other party before any local, state or federal agency, court or other body relating to Employee’s employment or the termination thereof (each, individually, a “Proceeding”).
     3. Remedies.
          (a) In the event Employee initiates or voluntarily participates in any Proceeding involving any of the matters waived or released in this Release, or if Employee fails to abide by any of the terms of this Release, or if Employee revokes the ADEA release contained in Paragraph 2(b) of this Release within the seven-day period provided under Paragraph 2(b), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to Employee, and terminate any benefits or payments that are due, pursuant to the termination provisions of the Employment Agreement, without waiving the release granted herein. In addition, in the event that the Board of Directors of the Company determines that Employee has failed to comply with Sections 5 and/or 6 of the Employment Agreement (other than as a result of an unintentional and immaterial disclosure of confidential information), the Company may, in
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addition to any other remedies it may have, reclaim any amounts paid to Employee pursuant to Section 4(b)(2)(D) or Section 4(g)(2)(D) of the Employment Agreement, without waiving the release granted herein. Employee acknowledges and agrees that the remedy at law available to the Company for breach of any of Employee’s post-termination obligations under the Employment Agreement or Employee’s obligations herein would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Employee acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining Employee from breaching Employee’s post-termination obligations under the Employment Agreement or Employee’s obligations hereunder. Such injunctive relief in any court shall be available to the Company, in lieu of, or prior to or pending determination in, any arbitration proceeding.
          (b) Employee understands that by entering into this Release Employee will be limiting the availability of certain remedies that Employee may have against the Company and limiting also Employee’s ability to pursue certain claims against the Company.
          (c) The Company acknowledges and agrees that the remedy at law available to Employee for breach of any of its post-termination obligations under the Employment Agreement or its obligations hereunder would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Company acknowledges, consents and agrees that, in addition to any other rights or remedies that Employee may have at law or in equity, Employee shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Company from breaching its post-termination obligations under the Employment Agreement or its obligations hereunder. Such injunctive relief in any court shall be available to Employee, in lieu of, or prior to or pending determination in, any arbitration proceeding.
          (d) The Company understands that by entering into this Release it will be limiting the availability of certain remedies that it may have against Employee and limiting also its ability to pursue certain claims against Employee.
     4. Severability Clause. In the event any provision or part of this Release is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Release, will be inoperative.
     5. Nonadmission. Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or Employee.
     6. Governing Law. All matters affecting this Release, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of [Maryland] applicable to contracts executed in and to be performed in that State.
     7. Notices. All notices or communications hereunder shall be made in accordance with Section 9 of the Employment Agreement:
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          EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ THIS RELEASE AND THAT EMPLOYEE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT EMPLOYEE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF EMPLOYEE’S OWN FREE WILL.
          IN WITNESS WHEREOF, the parties have executed this Release as of the date first set forth above.

/s/ Elyse Beth Silverberg

Elyse Beth Silverberg

CHINDEX INTERNATIONAL, INC.

By:	/s/ Julius Y. Oestreicher Julius Y. Oestreicher Chairman – Compensation Committee
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